EXHIBIT 5.1

Opinion on Legality

[Seyfarth Shaw LLP Letterhead]

October 21, 2011

Board of Directors

BPZ Resources, Inc.

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

RE:                              Form S-8 Registration Statement of BPZ Resources, Inc. — BPZ Resources, Inc. Employee Stock Purchase Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for BPZ Resources, Inc., a Texas corporation (the “Company”), in connection with the referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 2,000,000 shares of the Company’s common stock, no par value (the “Shares”), that may be purchased under the Plan.  We have been requested to furnish this Opinion Letter to be included as Exhibit 5 to the Registration Statement.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. Without limiting the foregoing, we have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company or of the shareholders of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

Based upon the foregoing, upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that the Shares to be issued pursuant to the Plan have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan and for legal consideration not less than the consideration the board of directors of the Company has determined is adequate, will be legally and validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of Texas and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

This Opinion Letter is provided to you for your sole benefit, and may not be relied upon by any other person or for any other purpose without our prior written consent.  This letter speaks only as of the date hereof and we have no responsibilities to update or supplement it after such date.

We hereby consent to the filing of this opinion as exhibit 5 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.  By giving such consent we do not thereby admit we are in the category of persons where consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ SEYFARTH SHAW LLP